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                            SCHEDULE 14A INFORMATION
               Consent Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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|_|      Preliminary Consent Statement
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|_|      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Northstar Health Services, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Thomas W. Zaucha
                  (Name of Person(s) Filing Consent Statement)

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                                Thomas W. Zaucha


                      COMMITTEE TO PROTECT NORTHSTAR HEALTH
                              100 LAFAYETTE CIRCLE
                           INDIANA, PENNSYLVANIA 15701



                                                        March 19, 1997

DEAR FELLOW STOCKHOLDER:

         As our target date of March 21, 1997 approaches, many of you have already heeded my call to action to protect Northstar Health Services from the continuing depredations of Steven Brody and Robert Smallacombe. I hope that every stockholder who cares about the value of his or her investment will join me in this fight to put our Company under responsible management, end wasteful expenditures and get back down to business.

         To that end, I am publicly making the following pledge:

         As soon as my slate of directors is elected, I will implement these actions:

                      INDEPENDENT REVIEW OF ALL LEASE TERMS

         Even though all of my leases with the Company were negotiated at arm's length, and provide for what I believe to be market rental rates both then and now, I will submit all of my leases with the Company to review by a qualified, independent appraiser selected by the independent members of the new Board. If the appraisal shows that the aggregate rentals are above current market rates, I will adjust the rents downward for the remainder of the lease terms, notwithstanding my rights under the existing leases. If, on the other hand, the appraisal comes out the other way, I will give Northstar the continuing benefit of its rights under the leases.

                    CONVERSION OF SUBORDINATED DEBT TO EQUITY

         In order to put Northstar on a firm financial basis for future growth, I intend to convert all the debt securities Northstar issued to me in connection with the Northstar/Keystone merger into Northstar equity securities as soon as possible following the successful conclusion of this proxy fight. This will be the cornerstone of a sound capital restructuring plan to be negotiated with the Company's senior lender that will be fair to all concerned. In order to ensure that the terms of this conversion are fair to other Northstar stockholders, I will ask the new Board to establish a Special Committee of independent directors, who will have the authority to select and engage their own financial and legal advisors and negotiate the terms of this transaction on behalf of the Company.



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         I will even go one step further to reassure all of you of my entire good faith and dedication to shareholder interests: whether or not it is required by law, I will submit any recapitalization plan involving my debt to a vote of shareholders, and will not implement it without the vote of a majority of shares voting, excluding all of the shares owned by me and my affiliates.

                   CREATION OF SHAREHOLDER ADVISORY COMMITTEE

         I have spoken with many of you personally during this difficult period, and I have been greatly encouraged by your support, the interest you have shown in my plans for Northstar, and your own ideas about Northstar's future and goals. In order to keep this fruitful dialogue going, and in response to a number of shareholder requests, I will ask the new Northstar Board to establish a Shareholder Advisory Committee, which Mr. Richard Konrad of Lincluden Asset Management has already agreed to chair. This committee, which will initially be comprised of substantial stockholders who have expressed an interest in participating, will establish its own rules for membership, and meet regularly with the Board of Directors and management to keep us apprised of shareholder views.

         Remember: even though Brody and Smallacombe's proxy materials haven't cleared the SEC yet, they don't need to send you a card, or garner a single vote in favor of their position in order to remain in office: all they need is shareholder apathy. Every share not voted is a vote for Brody and Smallacombe. Send in your card today, because if we fail to act, or fail to act in time, Brody and Smallacombe will win.

         For further information on how to register your vote of support, please call MacKenzie Partners, Inc. TOLL FREE at (800) 322-2885, and feel free to call me personally to discuss any matters relating to the future of our company at
(800) 646-2506.

         Turn in your vote by immediately, and put Northstar Health back on the road to recovery.

                                                 Sincerely yours,


                                                 Thomas W. Zaucha



P.S. Don't forget to sign and date your consent card. A card which is missing either one will not be counted as valid.